Exhibit 10.6

TAX RECEIVABLE AGREEMENT

by and among

SELECT ENERGY SERVICES, INC.,

CRESTVIEW PARTNERS II SES INVESTMENT B, LLC,

and

CRESTVIEW PARTNERS II GP, L.P.

DATED AS OF DECEMBER 19, 2016

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of December 19, 2016, is hereby entered into by and among Select Energy Services, Inc., a Delaware corporation (the “Corporate Taxpayer”), the TRA Holders and the Agent.

RECITALS

WHEREAS, the Corporate Taxpayer is the managing member of SES Holdings, LLC, a Delaware limited liability company (“SES LLC”), an entity classified as a partnership for U.S. federal income tax purposes, and holds limited liability company interests in SES LLC;

WHEREAS, SES LLC and each of its direct and indirect Subsidiaries that is treated as a partnership for U.S. federal income tax purposes will have in effect an election under Section 754 of the Internal Revenue Code of 1986, as amended (the “Code”), for each Taxable Year in which an Exchange occurs, which election is expected to result, with respect to the Corporate Taxpayer, in an adjustment to the Tax basis of the assets owned by SES LLC and such Subsidiaries;

WHEREAS, the Non-Blocker Holders currently hold (and their permitted transferees may in the future hold) Common Units and may transfer all or a portion of such Common Units in one or more Exchanges (as defined herein), and as a result of such Exchanges, the Corporate Taxpayer is expected to obtain or be entitled to certain Tax benefits as further described herein;

WHEREAS, each Blocker is taxable as a corporation for U.S. federal income tax purposes;

WHEREAS, the Blockers will enter into certain reorganization transactions with the Corporate Taxpayer in connection with the 144A Offering (the “Reorganization Transactions”), and as a result of such transactions, the Corporate Taxpayer will obtain or be entitled to certain Tax benefits as further described herein;

WHEREAS, the Corporate Taxpayer and the Non-Blocker Holders will enter into the Non-Blocker Holders TRA to set forth the agreements among the parties thereto regarding the sharing of the Tax benefits realized by the Corporate Taxpayer as a result of the Exchanges;

WHEREAS, this Agreement is intended to set forth the agreements among the parties hereto regarding the sharing of the Tax benefits realized by the Corporate Taxpayer as a result of the Reorganization Transactions;

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1                                  Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“144A Offering” means the initial offering under Rule 144A of the Securities Act of Class A Shares by the Corporate Taxpayer.

“144A Date” means the closing date of the 144A Offering.

“144A Date Attribute Schedule” has the meaning set forth in Section 2.1(a) of this Agreement.

“Accrued Amount” has the meaning set forth in Section 3.1(b) of this Agreement.

“Actual Tax Liability” means, with respect to any Taxable Year, the actual liability for U.S. federal income Taxes of the Corporate Taxpayer; provided that the actual liability for U.S. federal income Taxes of the Corporate Taxpayer shall be calculated assuming deductions of (and other impacts of) state and local income and franchise Taxes are excluded.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agent” means Crestview Partners II GP, L.P. or such other Person designated as such pursuant to Section 7.6(b).

“Agreed Rate” means a per annum rate of LIBOR plus 100 basis points.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Amended Schedule” has the meaning set forth in Section 2.3(b) of this Agreement.

“Assumed State and Local Tax Rate” means (a) the sum of the products of (i) the Corporate Taxpayer’s income and franchise tax apportionment rate(s) for each state and local jurisdiction in which SES LLC or the Corporate Taxpayer files an income or franchise tax return for the relevant Taxable Year and (ii) the highest corporate income and franchise tax rate(s) for each state and local jurisdiction in which SES LLC or the Corporate Taxpayer files an income or franchise tax return for each relevant Taxable Year, reduced by (b) the product of (i) the Corporate Taxpayer’s marginal U.S. federal income tax rate for the relevant Taxable Year and (ii) the rate calculated under clause (a).

“Attributable” has the meaning set forth in Section 3.1(b) of this Agreement.

“Basis Adjustment” has the meaning set forth in the Non-Blocker Holders TRA.

“Beneficial Owner” means, with respect to a security, a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security.  The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Blocker NOLs” means the net operating losses, capital losses, disallowed interest expense carryforwards under Section 163(j) of the Code and credit carryforwards of the Blockers relating to taxable periods ending on or prior to the 144A Date.

“Blockers” means Crestview Partners II SES (Cayman), LLC, a Delaware limited liability company; Crestview Partners II SES (FF Cayman), LLC, a Delaware limited liability company; and Crestview Partners II SES (892 Cayman), LLC, a Delaware limited liability company.

“Board” means the board of directors of the Corporate Taxpayer.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.

“Call Right” has the meaning set forth in the SES LLC Agreement.

“Change of Control” means the occurrence of any of the following events after the 144A Date:

(i)                         any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Securities and Exchange Act of 1934, or any successor provisions thereto (excluding (i) one or more members of the Legacy Group, whether individually or as a group and (ii) a corporation or other entity owned, directly or indirectly, by the stockholders of the Corporate Taxpayer in substantially the same proportions as their ownership of stock in the Corporate Taxpayer), is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporate Taxpayer representing more than 50% of the combined voting power of the Corporate Taxpayer’s then outstanding voting securities; or

(ii)                      the following individuals cease for any reason to constitute a majority of the number of directors of the Corporate Taxpayer then serving: individuals who, on the 144A Date, constitute the Board and any new director whose appointment or election by the Board or nomination for election by the Corporate Taxpayer’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the 144A Date or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (ii); or

(iii)                   there is consummated a merger or consolidation of the Corporate Taxpayer with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (A) the members of the Board immediately prior to the merger or consolidation does not constitute at least a majority of the members of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (B) the voting securities of the Corporate Taxpayer immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then-outstanding voting securities of the

Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(iv)                  the stockholders of the Corporate Taxpayer approve a plan of complete liquidation or dissolution of the Corporate Taxpayer or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Corporate Taxpayer of all or substantially all of the Corporate Taxpayer’s assets, other than such sale or other disposition by the Corporate Taxpayer of all or substantially all of the Corporate Taxpayer’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Corporate Taxpayer in substantially the same proportions as their ownership of the Corporate Taxpayer immediately prior to such sale; or

(v)                     the Corporate Taxpayer ceases to be the sole managing member of SES LLC.

Notwithstanding the foregoing, except with respect to clause (ii) and clause (iii)(A) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of the Corporate Taxpayer immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares of, an entity which owns, either directly or through a Subsidiary, all or substantially all of the assets of the Corporate Taxpayer immediately following such transaction or series of transactions.

“Class A Shares” means shares of Class A common stock of the Corporate Taxpayer.

“Code” has the meaning set forth in the Recitals of this Agreement.

“Common Units” has the meaning set forth in the SES LLC Agreement.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporate Taxpayer” has the meaning set forth in the preamble to this Agreement.

“Corporate Taxpayer Return” means the U.S. federal income Tax Return of the Corporate Taxpayer (including any consolidated group of which the Corporate Taxpayer is a member, as further described in Section 7.12(a) of this Agreement) filed with respect to any Taxable Year.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount (but not less than zero) of Realized Tax Benefits for all Taxable Years of the Corporate Taxpayer, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period.  The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Payment Schedule or Amended Schedule, if any, in existence at the time of such determination.

“Default Rate” means a per annum rate of (a) the sum of (i) the highest rate applicable at the time under the Select Credit Facility plus (ii) 200 basis points or (b) if there is no Select Credit Facility, LIBOR plus 550 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Dispute” has the meaning set forth in Section 7.9(a) of this Agreement.

“Disputing Party” has the meaning set forth in Section 7.10 of this Agreement.

“Early Termination” has the meaning set forth in Section 4.1 of this Agreement.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” has the meaning set forth in Section 4.4 of this Agreement.

“Early Termination Notice” has the meaning set forth in Section 4.4 of this Agreement.

“Early Termination Payment” has the meaning set forth in Section 4.5(b) of this Agreement.

“Early Termination Rate” means the lesser of (a) 6.50% per annum, compounded annually, or (b) the Agreed Rate.

“Early Termination Schedule” has the meaning set forth in Section 4.4 of this Agreement.

“Exchange” has the meaning set forth in the Non-Blocker Holders TRA.

“Exchange Date” means each date on which an Exchange occurs.

“Exchange Notice” has the meaning set forth in the SES LLC Agreement.

“Exchange Rights” means the exchange rights of holders of Common Units and of SES LLC set forth in Section 4.6, Section 4.7 and Section 4.8 of the SES LLC Agreement.

“Exchange Schedule” has the meaning set forth in Section 2.1(b) of this Agreement.

“Expert” means (i) one of Deloitte LLP, PricewaterhouseCoopers LLP, Ernst & Young LLP, KPMG LLP, or an Affiliate of any of the foregoing, so long as neither such Person nor any of its Affiliates is an auditor of the Corporate Taxpayer at the time it serves as Expert, or (ii) such nationally recognized expert in the particular area of disagreement as is mutually acceptable to the parties.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the liability for U.S. federal income Taxes of the Corporate Taxpayer (using the same methods, elections, conventions, U.S. federal income tax rate and similar practices used on the relevant Corporate Taxpayer Return), but without taking into account (i) any Basis Adjustments, (ii) Blocker NOLs,

(iii) any deduction attributable to Imputed Interest for the Taxable Year, and (iv) any Post-144A TRA Benefits.  For the avoidance of doubt, Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any U.S. federal income Tax item (or portions thereof) that is attributable to any Basis Adjustments, Blocker NOLs, Imputed Interest, and any Post-144A TRA Benefits.  Furthermore, the Hypothetical Tax Liability shall be calculated assuming deductions of (and other impacts of) state and local income and franchise Taxes are excluded.

“Imputed Interest” means any interest imputed under Section 1272, 1274 or 483 or other provision of the Code with respect to the Corporate Taxpayer’s payment obligations under this Agreement.

“IRS” means the U.S. Internal Revenue Service.

“Legacy Group” means any or all of: (i) SES Legacy Holdings, LLC; (ii) Crestview Partners II SES Investment, LLC; (iii) any funds, limited partnerships or other investment entities or vehicles managed by Crestview Advisors, L.L.C. or controlled by Crestview Partners II GP, L.P.; (iv) B-29 Investments LP; (v) Sunray Capital, LP; (v) any or all of Richard A. Burnett, Robert Delaney, Gary Gillette, Adam Klein, Eric Mattson, Cody Ortowski, John Schmitz, Douglas J. Wall, and any other officers or directors of the Corporation; (v) successors in interest to, assigns of, third-party transferees of, and Affiliates of the persons referenced in the immediately preceding clauses (i) through (v); and (vi) any person (1) who holds equity interests in SES Legacy Holdings, LLC or Crestview Partners II SES Investment, LLC prior to the completion of the Corporate Taxpayer’s or its successor’s initial public offering of Class A Shares and (2) executes an agreement for purposes of maintaining shared control over the governance, business and affairs of the Corporate Taxpayer, prior to or after the completion of the Corporate Taxpayer’s or its successor’s initial public offering of Class A Shares, with any of Crestview Partners II SES Investment, LLC, B-29 Investments LP or Sunray Capital, LP in a form mutually acceptable to the parties thereto.

“LIBOR” means during any period, an interest rate per annum equal to the one-year LIBOR rate reported, on the date two (2) calendar days prior to the first day of such period, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBOR01” or by any other publicly available source of such market rate) for London interbank offered rates for United States dollar deposits for such period.

“Market Value” means the closing price of the Class A Shares on the applicable Exchange Date on the national securities exchange or interdealer quotation system on which such Class A Shares are then traded or listed, as reported by Bloomberg L.P.; provided, that if the closing price is not reported by Bloomberg L.P. for the applicable Exchange Date, then the Market Value means the closing price of the Class A Shares on the Business Day immediately preceding such Exchange Date on the national securities exchange or interdealer quotation system on which such Class A Shares are then traded or listed, as reported by Bloomberg L.P.; provided further that if the Class A Shares are not then listed on a national securities exchange or interdealer quotation system, “Market Value” means the cash consideration paid for Class A Shares, or the fair market value of the other property delivered for Class A Shares, as determined by the Board in good faith.

“Material Objection Notice” has the meaning set forth in Section 4.4 of this Agreement.

“Net Tax Benefit” has the meaning set forth in Section 3.1(b) of this Agreement.

“Non-Blocker Holders” has the meaning given to the term “TRA Holders” in the Non-Blocker Holders TRA.

“Non-Blocker Holders Agents” has the meaning given to the term “Agent” in the Non-Blocker Holders TRA.

“Non-Blocker Holders TRA” means the Tax Receivable Agreement dated as of December 19, 2016, by and among the Corporate Taxpayer, the Non-Blocker Holders and the Non-Blocker Holders Agents.

“Objection Notice” has the meaning set forth in Section 2.3(a) of this Agreement.

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Post-144A TRA” means any tax receivable agreement (or comparable agreement) entered into by the Corporate Taxpayer or any of its Subsidiaries pursuant to which the Corporate Taxpayer is obligated to pay over amounts with respect to tax benefits resulting from any net operating losses or other tax attributes to which the Corporate Taxpayer becomes entitled as a result of a transaction (other than any Exchanges) after the date of this Agreement.

“Post-144A TRA Benefits” means any tax benefits resulting from net operating losses or other tax attributes with respect to which the Corporate Taxpayer is obligated to make payments under a Post-144A TRA.

“Realized Tax Benefit” means, for a Taxable Year, the sum of (i) the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability and (ii) the State and Local Tax Benefit.  If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by the IRS of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the sum of (i) the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability and (ii) the State and Local Tax Detriment.  If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by the IRS of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Dispute” has the meaning set forth in Section 7.10 of this Agreement.

“Reconciliation Procedures” means the procedures described in Section 7.10 of this Agreement.

“Reference Asset” means, with respect to any Exchange, an asset (other than cash or a cash equivalent) that is held by SES LLC, or any of its direct or indirect Subsidiaries that is treated as a partnership or disregarded entity for U.S. federal income tax purposes (but only to the extent such Subsidiaries are not held through any entity treated as a corporation for U.S. federal income tax purposes), at the time of such Exchange.  A Reference Asset also includes any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset.

“Reorganization Transactions” has the meaning set forth in the Recitals of this Agreement.

“Schedule” means any of the following:  (i) the 144A Date Attribute Schedule, (ii) an Exchange Schedule, (iii) a Tax Benefit Payment Schedule, or (iv) the Early Termination Schedule.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“SES LLC” has the meaning set forth in the Recitals of this Agreement.

“SES LLC Agreement” means the Eighth Amended and Restated Limited Liability Company Agreement of SES LLC, as amended from time to time.

“Select Credit Facility” means the Amended and Restated Credit Agreement by and among Select Energy Services, LLC, Wells Fargo Bank, National Association, as administrative agent, and the lenders named therein, dated as of May 3, 2011, as amended, or any replacement or refinancing thereof.

“Senior Obligations” has the meaning set forth in Section 5.1 of this Agreement.

“State and Local Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability; provided that, for purposes of determining the State and Local Tax Benefit, each of the Hypothetical Tax Liability and the Actual Tax Liability shall be calculated using the Assumed State and Local Tax Rate instead of the rate applicable for U.S. federal income tax purposes.

“State and Local Tax Detriment” means, for a Taxable Year, the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability; provided that, for purposes of determining the State and Local Tax Detriment, each of the Actual Tax Liability and the Hypothetical Tax Liability shall be calculated using the Assumed State and Local Tax Rate instead of the rate applicable for U.S. federal income tax purposes.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax Benefit Payment” has the meaning set forth in Section 3.1(b) of this Agreement.

“Tax Benefit Payment Schedule” has the meaning set forth in Section 2.2 of this Agreement.

“Tax Proceeding” has the meaning set forth in Section 6.1 of this Agreement.

“Tax Receivable Agreements” means this Agreement, the Non-Blocker Holders TRA, and any Post-144A TRA.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of the Corporate Taxpayer as defined in Section 441(b) of the Code (which, for the avoidance of doubt, may include a period of less than twelve (12) months for which a Tax Return is made), ending on or after the 144A Date.

“Taxes” means any and all U.S. federal, state and local taxes, assessments or similar charges that are based on or measured with respect to net income or profits, and any interest related to such Tax.

“Taxing Authority” means any federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“TRA Holders” means Crestview Partners II SES Investment B, LLC and its successors and permitted assigns pursuant to Section 7.6(a).

“Transferor” has the meaning set forth in Section 7.12(b) of this Agreement.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant Taxable Year.

“Valuation Assumptions” means, as of an Early Termination Date or following a Change of Control, as applicable, the assumptions that (i) in each Taxable Year ending on or after such Early Termination Date, the Corporate Taxpayer will have taxable income sufficient to fully utilize the deductions arising from all Basis Adjustments and the Imputed Interest during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions, further assuming such future Tax Benefit Payments would be paid on the due date, without extensions, for filing the Corporate Taxpayer Return for the applicable Taxable Year) in which such deductions would become available, (ii) any loss or credit carryovers generated by deductions arising from any Basis Adjustment or Imputed Interest that are available in the Taxable Year that includes the Early Termination Date, and any Blocker NOLs that have not been previously utilized in determining a Tax Benefit Payment as of the Early Termination Date, will be utilized by the Corporate Taxpayer in the Taxable Year ending on or after the Early Termination Date, (iii) the U.S. federal, state and local income and franchise tax rates that will be in effect for each Taxable Year ending on or after such Early Termination

Date will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date, (iv) any non-amortizable Reference Assets to which any Basis Adjustment is attributable will be disposed of in a fully taxable transaction for U.S. federal income tax purposes on the earlier of (A) the fifteenth anniversary of the Exchange which gave rise to such Basis Adjustment or (B) the Early Termination Date, and (v) if, at the Early Termination Date, there are Common Units that have not been transferred in an Exchange, then all Common Units shall be deemed to be transferred pursuant to the Exchange Rights effective on the Early Termination Date.

Section 1.2                                  Other Definitional and Interpretative Provisions.  The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.  “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms thereof.  References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE II

DETERMINATION OF CERTAIN REALIZED TAX BENEFIT

Section 2.1                                  Attribute Schedules.

(a)                               144A Date Attribute Schedule. Within ninety (90) calendar days after the filing of the Corporate Taxpayer Return for the Taxable Year including the 144A Date, the Corporate Taxpayer shall deliver to the Agent a schedule (the “144A Date Attribute Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, including with respect to each TRA Holder to which such items are applicable, (i) the Blocker NOLs attributable to each Blocker as of the 144A Date and (ii) any applicable limitations on the use of the Blocker NOLs for Tax purposes (including under Section 382 of the Code).

(b)                                 Exchange Schedules.  Within ninety (90) calendar days after the filing of the Corporate Taxpayer Return for each Taxable Year in which any Exchange has been effected by a Non-Blocker Holder, the Corporate Taxpayer shall deliver to the Agent a schedule (the “Exchange Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, including with respect to each Non-Blocker Holder participating in any Exchange during such Taxable Year, (i) the Basis Adjustments with respect to the Reference

Assets as a result of the Exchanges effected by such Non-Blocker Holder in such Taxable Year and (ii) the period (or periods) over which such Basis Adjustments are amortizable and/or depreciable.

Section 2.2                                  Tax Benefit Payment Schedules.

(a)                                 Within ninety (90) calendar days after the filing of the Corporate Taxpayer Return for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, the Corporate Taxpayer shall provide to the Agent: (i) a schedule showing, in reasonable detail, (A) the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year, (B) the portion of the Net Tax Benefit, if any, that is Attributable to each TRA Holder, (C) the Accrued Amount with respect to any such Net Tax Benefit that is Attributable to each TRA Holder, (D) the Tax Benefit Payment due to each such TRA Holder, and (E) the portion of such Tax Benefit Payment that the Corporate Taxpayer intends to treat as Imputed Interest (a “Tax Benefit Payment Schedule”), (ii) a reasonably detailed calculation by the Corporate Taxpayer of the Hypothetical Tax Liability, (iii) a reasonably detailed calculation by the Corporate Taxpayer of the Actual Tax Liability, (iv) a copy of the Corporate Taxpayer Return for such Taxable Year, and (v) any other work papers reasonably requested by the Agent.  In addition, the Corporate Taxpayer shall allow the Agent reasonable access at no cost to the appropriate representatives of the Corporate Taxpayer in connection with a review of such Tax Benefit Payment Schedule.  The Tax Benefit Payment Schedule will become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

(b)                                 For purposes of calculating the Realized Tax Benefit or Realized Tax Detriment for any Taxable Year, carryovers or carrybacks of any U.S. federal income Tax item attributable to the Basis Adjustments, Blocker NOLs, Imputed Interest, and any Post-144A TRA Benefits shall be considered to be subject to the rules of the Code and the Treasury Regulations, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type.  If a carryover or carryback of any U.S. federal income Tax item includes a portion that is attributable to the Basis Adjustment, Blocker NOLs, Imputed Interest , or any Post-144A TRA Benefits and another portion that is not so attributable, such respective portions shall be considered to be used in accordance with the “with and without” methodology.  The parties agree that any payment under this Agreement will not be treated as a Basis Adjustment for purposes of the Tax Receivable Agreements.

Section 2.3                                  Procedure; Amendments.

(a)                                 An applicable Schedule or amendment thereto shall become final and binding on all parties thirty (30) calendar days from the first date on which the Agent has received the applicable Schedule or amendment thereto unless (i) the Agent, within thirty (30) calendar days after receiving an applicable Schedule or amendment thereto, provides the Corporate Taxpayer with notice of a material objection to such Schedule (“Objection Notice”) made in good faith or (ii) the Agent provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date a waiver from the Agent has been received by the Corporate Taxpayer.  If the Corporate Taxpayer and Agent, for any reason, are unable to successfully resolve the issues raised in an Objection Notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of such Objection Notice, the Corporate Taxpayer and Agent shall employ the Reconciliation Procedures under Section 7.10 or Resolution of Disputes procedures under Section 7.9, as applicable.

(b)                                 The applicable Schedule for any Taxable Year may be amended from time to time by the Corporate Taxpayer (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the Agent, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Corporate Taxpayer Return filed for such Taxable Year or (vi) to adjust an Exchange Schedule to take into account payments made pursuant to the Non-Blocker TRA (any such Schedule, an “Amended Schedule”).  The Corporate Taxpayer shall provide an Amended Schedule to the Agent within sixty (60) calendar days of the occurrence of an event referenced in clauses (i) through (vi) of the preceding sentence.  For the avoidance of doubt, in the event a Schedule is amended after such Schedule becomes final pursuant to Section 2.3(a), the Amended Schedule shall not be taken into account in calculating any Tax Benefit Payment in the Taxable Year to which the amendment relates but instead shall be taken into account in calculating the Cumulative Net Realized Tax Benefit for the Taxable Year in which the amendment actually occurs.

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.1                                  Payments.

(a)                                 Within five (5) calendar days after a Tax Benefit Payment Schedule delivered to the Agent becomes final in accordance with Section 2.3(a), the Corporate Taxpayer shall pay to each TRA Holder the Tax Benefit Payment in respect of such TRA Holder determined pursuant to Section 3.1(b) for such Taxable Year.  Each such payment shall be made by check, by wire transfer of immediately available funds to the bank account previously designated by the TRA Holder to the Corporate Taxpayer, or as otherwise agreed by the Corporate Taxpayer and the TRA Holder.  For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated Tax payments, including, without limitation, U.S. federal or state estimated income Tax payments.

(b)                                 A “Tax Benefit Payment” in respect of a TRA Holder for a Taxable Year means an amount, not less than zero, equal to the sum of the portion of the Net Tax Benefit Attributable to such TRA Holder and the Accrued Amount with respect thereto.  A Net Tax Benefit is “Attributable” to a TRA Holder to the extent that it is derived from any Blocker NOLs or Imputed Interest that is attributable to the Blocker acquired by the Corporate Taxpayer from such TRA Holder in the Reorganization Transactions.  Subject to Section 3.3, the “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over the sum of (i) the total amount of payments previously made under this Section 3.1 (excluding payments attributable to Accrued Amounts) and (ii) the total amount of Tax Benefit Payments previously made under Section 3.1 of the Non-Blocker Holders TRA and the corresponding provision of any Post-144A TRA; provided, for the avoidance of doubt, that no TRA Holder shall be required to return any portion of any previously made Tax Benefit Payment.  The “Accrued Amount” with respect to any portion of a Net Tax Benefit shall equal an amount determined in the same manner as interest on such portion of the Net Tax Benefit for a Taxable Year calculated at the Agreed Rate from the due date (without extensions) for filing the Corporate Taxpayer Return for such Taxable Year until the Payment Date.  For the avoidance of doubt, for Tax purposes, the Accrued Amount shall not be treated as interest but shall instead be treated as additional consideration for the acquisition of the membership interests of the applicable Blocker in the Reorganization Transactions unless otherwise required by law.

Section 3.2                                  No Duplicative Payments.  It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under the Tax Receivable Agreements.  It is also intended that the provisions of the Tax Receivable Agreements will result in 85% of the Cumulative Net Realized Tax Benefit, and the Accrued Amount thereon, being paid to the Persons to whom payments are due pursuant to the Tax Receivable Agreements.  The provisions of this Agreement shall be construed in the appropriate manner to achieve these fundamental results.

Section 3.3                                  Pro Rata Payments; Coordination of Benefits with Other Tax Receivable Agreements.

(a)                                 Notwithstanding anything in Section 3.1 to the contrary and except as otherwise provided in a Post-144A TRA, to the extent that the aggregate amount of the Corporate Taxpayer’s tax benefit subject to the Tax Receivable Agreements is limited in a particular Taxable Year because the Corporate Taxpayer does not have sufficient taxable income to fully utilize available deductions and other attributes, the limitation on the tax benefit for the Corporate Taxpayer shall be allocated among the Tax Receivable Agreements (and among all Persons eligible for payments thereunder) in proportion to the respective amounts of Net Tax Benefit that would have been determined under the Tax Receivable Agreements if the Corporate Taxpayer had sufficient taxable income so that there were no such limitation.

(b)                                 After taking into account Section 3.3(a), if for any reason the Corporate Taxpayer does not fully satisfy its payment obligations to make all Tax Benefit Payments due under the Tax Receivable Agreements in respect of a particular Taxable Year, then, except as otherwise provided in a Post-144A TRA, (i) the Corporate Taxpayer will pay the same proportion of each Tax Benefit Payment due to each Person to whom a payment is due under each of the Tax Receivable Agreements in respect of such Taxable Year, without favoring one obligation over the other, and (ii) no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments in respect of prior Taxable Years have been made in full.

(c)                                  To the extent the Corporate Taxpayer makes a payment to a TRA Holder in respect of a particular Taxable Year under Section 3.1(a) of this Agreement (taking into account Section 3.3(a) and (b), but excluding payments attributable to Accrued Amounts) in an amount in excess of the amount of such payment that should have been made to such TRA Holder in respect of such Taxable Year, then (i) such TRA Holder shall not receive further payments under Section 3.1(a) until such TRA Holder has foregone an amount of payments equal to such excess and (ii) the Corporate Taxpayer will pay the amount of such TRA Holder’s foregone payments to the other Persons to whom a payment is due under the Tax Receivable Agreements in a manner such that each such Person to whom a payment is due under the Tax Receivable Agreements, to the maximum extent possible, receives aggregate payments under Section 3.1(a) or the comparable section of the other Tax Receivable Agreement(s), as applicable (in each case, taking into account Section 3.3(a) and (b) or the comparable section of the other Tax Receivable Agreement(s), but excluding payments attributable to Accrued Amounts) in the amount it would have received if there had been no excess payment to such TRA Holder.

(d)                                 The parties hereto agree that the parties to the Non-Blocker Holders TRA and any Post-144A TRA are expressly made third party beneficiaries of the provisions of this Section 3.3.

(e)                                  A Post-144A TRA shall be included in the definition of Tax Receivable Agreements for purposes of this Section 3.3 only if such Post-144A TRA does not provide otherwise.

ARTICLE IV

TERMINATION

Section 4.1                                    Early Termination at Election of the Corporate Taxpayer.  The Corporate Taxpayer may terminate this Agreement at any time by paying (i) to each TRA Holder the Early Termination Payment due to such TRA Holder pursuant to Section 4.5(b) and (ii) to each Non-Blocker Holder the Early Termination Payment under the Non-Blocker Holders TRA (such termination, an “Early Termination”); provided that the Corporate Taxpayer may withdraw any notice of exercise of its termination rights under this Section 4.1 prior to the time at which any Early Termination Payment has been paid.  Upon payment of the Early Termination Payment by the Corporate Taxpayer, the Corporate Taxpayer shall not have any further payment obligations under this Agreement, other than for any Tax Benefit Payment previously due and payable but unpaid as of the Early Termination Notice and, except to the extent included in the Early Termination Payment, any Tax Benefit Payment due for any Taxable Year ending prior to, with or including the Early Termination Date.  Upon payment of all amounts provided for in this Section 4.1, this Agreement shall terminate.

Section 4.2                                    Early Termination upon Change of Control.  In the event of a Change of Control, all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the closing date of the Change of Control and shall include, but not be limited to the following: (a) payment of the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the effective date of a Change of Control, (b) payment of any Tax Benefit Payment in respect of a TRA Holder agreed to by the Corporate Taxpayer and such TRA Holder as due and payable but unpaid as of the Early Termination Notice, and (c) except to the extent included in the Early Termination Payment, payment of any Tax Benefit Payment due for any Taxable Year ending prior to, with or including the effective date of a Change of Control.  In the event of a Change of Control, the Early Termination Payment shall be calculated utilizing the Valuation Assumptions and by substituting in each case the terms “the closing date of a Change of Control” for an “Early Termination Date.”

Section 4.3                                  Breach of Agreement.

(a)                                 In the event that the Corporate Taxpayer breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, as a result of failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, then if a majority of the TRA Holders so elect, such breach shall be treated as an Early Termination.  Upon such election, all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but shall not be limited to, (i) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of a breach, (ii) any Tax Benefit Payment previously due and payable but unpaid as of the date of the breach, and (iii) except to the extent included in the Early Termination Payment, any Tax Benefit Payment due for any Taxable Year ending prior to, with or including the date of the breach.  Notwithstanding the foregoing, in the event that the Corporate Taxpayer breaches this Agreement, if a majority of the TRA Holders do not elect to treat such breach as an Early Termination pursuant to this Section 4.3(a), the TRA Holders shall be entitled to seek specific performance of the terms hereof.

(b)                                 The parties agree that the failure to make any payment due pursuant to this Agreement within three (3) months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it shall not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three (3) months of the date such payment is due.  Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of this Agreement if the Corporate Taxpayer fails to make any Tax Benefit Payment when due to the extent that the Corporate Taxpayer has insufficient funds to make such payment; provided that the interest provisions of Section 5.2 shall apply to such late payment (unless the Corporate Taxpayer does not have sufficient cash to make such payment as a result of limitations imposed by the Select Credit Facility or any other existing credit agreements to which SES LLC or any Subsidiary of SES LLC is a party, in which case Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate); and provided further that it shall be a breach of this Agreement, and the provisions of Section 4.3(a) shall apply as of the original due date of the Tax Benefit Payment, if the Corporate Taxpayer makes any distribution of cash or other property to its stockholders while any Tax Benefit Payment is due and payable but unpaid.

Section 4.4                                    Early Termination Notice.  If the Corporate Taxpayer chooses to exercise its right of early termination under Section 4.1 above, the Corporate Taxpayer shall deliver to the Agent notice of such intention to exercise such right (the “Early Termination Notice”).  Upon delivery of the Early Termination Notice or the occurrence of an event described in Section 4.2 or Section 4.3(a), the Corporate Taxpayer shall deliver (i) a schedule showing in reasonable detail the calculation of the Early Termination Payment (the “Early Termination Schedule”) and (ii) any other work papers reasonably requested by the Agent.  In addition, the Corporate Taxpayer shall allow the Agent reasonable access at no cost to the appropriate representatives of the Corporate Taxpayer in connection with a review of such Early Termination Schedule.  The Early Termination Schedule shall become final and binding on all parties thirty (30) calendar days from the first date on which the Agent has received such Schedule or amendment thereto unless (x) the Agent, within thirty (30) calendar days after receiving the Early Termination Schedule, provides the Corporate Taxpayer with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”) or (y) the Agent provides a written waiver of such right of a Material Objection Notice within the period described in clause (x) above, in which case such Schedule becomes binding on the date a waiver from the Agent has been received by the Corporate Taxpayer (the “Early Termination Effective Date”).  If the Corporate Taxpayer and Agent, for any reason, are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of the Material Objection Notice, the Corporate Taxpayer and Agent shall employ the Reconciliation Procedures under Section 7.10 or Resolution of Disputes procedures under Section 7.9, as applicable.

Section 4.5                                  Payment upon Early Termination.

(a)                                 Subject to its right to withdraw any notice of Early Termination pursuant to Section 4.1, within three (3) calendar days after the Early Termination Effective Date, the Corporate Taxpayer shall pay to each TRA Holder its Early Termination Payment.  Each such payment shall be made by check, by wire transfer of immediately available funds to a bank account or accounts designated by the TRA Holder, or as otherwise agreed by the Corporate Taxpayer and the TRA Holder.

(b)                                 The “Early Termination Payment” shall equal, with respect to each TRA Holder, the present value, discounted at the Early Termination Rate as of the Early Termination Date, of all Tax Benefit Payments that would be required to be paid by the Corporate Taxpayer to such TRA Holder beginning from the Early Termination Date and assuming that the Valuation Assumptions are applied.

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

Section 5.1                                    Subordination.  Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment, Early Termination Payment or any other payment required to be made by the Corporate Taxpayer to any TRA Holder under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporate Taxpayer and its Subsidiaries (such obligations, “Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of the Corporate Taxpayer that are not Senior Obligations.  For the avoidance of doubt, notwithstanding the above, the determination of whether it is a breach of this Agreement if the Corporate Taxpayer fails to make any Tax Benefit Payment when due is governed by Section 4.3(a).

Section 5.2                                    Late Payments by the Corporate Taxpayer.  The amount of all or any portion of any Tax Benefit Payment, Early Termination Payment or any other payment under this Agreement not made to any TRA Holder when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate (or, if so provided in

Section 4.3(a), at the Agreed Rate) and commencing from the date on which such Tax Benefit Payment, Early Termination Payment or any other payment under this Agreement was due and payable.

ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.1                                  Participation in the Corporate Taxpayer’s and SES LLC’s Tax Matters.  Except as otherwise provided herein, the Corporate Taxpayer shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporate Taxpayer and SES LLC, including without limitation preparing, filing or amending any Tax Return and defending, contesting or settling any issue pertaining to Taxes.  Notwithstanding the foregoing, the Corporate Taxpayer (i) shall notify the Agent of, and keep the Agent reasonably informed with respect to, the portion of any audit, examination, or any other administrative or judicial proceeding (a “Tax Proceeding”) of the Corporate Taxpayer or SES LLC by a Taxing Authority the outcome of which is reasonably expected to affect the rights and obligations of the TRA Holders under this Agreement, (ii) shall provide the Agent with reasonable opportunity to provide information and other input to the Corporate Taxpayer, SES LLC and their respective advisors concerning the conduct of any such portion of a Tax Proceeding, and (iii) shall not enter into any settlement with respect to any such portion of a Tax Proceeding that could have a material effect on the TRA Holders’ rights (including the right to receive payments) under this Agreement without the written consent of the Agent, such consent not to be unreasonably withheld, conditioned, or delayed; provided, however, that the Corporate Taxpayer and SES LLC shall not be required to take any action, or refrain from taking any action, that is inconsistent with any provision of the SES LLC Agreement.

Section 6.2                                    Consistency.  The Corporate Taxpayer and the TRA Holders agree to report, and to cause their respective Subsidiaries to report, for all purposes, including U.S. federal, state and local Tax purposes and financial reporting purposes, all Tax-related items (including, without limitation, each Tax Benefit Payment), but, for financial reporting purposes, only in respect of items that are not explicitly characterized as “deemed” or in a similar manner by the terms of this Agreement, in a manner consistent with the description of any Tax characterization herein (including as set forth in Section 2.2(b) and Section 3.1(b)) and any Schedule required to be provided by or on behalf of the Corporate Taxpayer under this Agreement, as finally determined pursuant to Section 2.3.  If the Corporate Taxpayer and any TRA Holder, for any reason, are unable to successfully resolve any disagreement concerning such treatment within thirty (30) calendar days, the Corporate Taxpayer and such TRA Holder shall employ the Reconciliation Procedures under Section 7.10 or Resolution of Disputes procedures under Section 7.9, as applicable.

Section 6.3                                    Cooperation.  Each TRA Holder shall (i) furnish to the Corporate Taxpayer in a timely manner such information, documents and other materials as the Corporate Taxpayer may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any Tax Proceeding, (ii) make itself available to the Corporate Taxpayer and its representatives to provide explanations of documents and materials and such other information as the Corporate Taxpayer or its representatives may reasonably request in connection with any of the matters described in clause (i) above, and (iii) reasonably cooperate in connection with any such matter.  The Corporate Taxpayer shall reimburse the TRA Holder for any reasonable third-party costs and expenses incurred pursuant to this Section 6.3.

ARTICLE VII

MISCELLANEOUS

Section 7.1                                  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (i) on the date of delivery if delivered personally, or by facsimile upon confirmation of transmission by the sender’s fax machine if sent on a Business Day (or otherwise on the next Business Day) or (ii) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Corporate Taxpayer, to:

Select Energy Services, Inc.

1820 N. I-35, P.O. Box 1715

Gainesville, Texas 76241

Attention:  Gary Gillette

with a copy (which shall not constitute notice to the Corporate Taxpayer) to:

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, Texas 77002

Attention:  Keith Fullenweider

If to the Agent or to a TRA Holder, to:

Crestview Partners

667 Madison Avenue, 10th Floor

New York, NY 10065

Attention:  Adam Klein

Any party may change its address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.

Section 7.2                                  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.3                                    Entire Agreement; No Third Party Beneficiaries.  This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except as expressly provided in Section 3.3.

Section 7.4                                    Governing Law.  This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

Section 7.5                                    Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6                                  Successors; Assignment.

(a)                                 No TRA Holder may assign this Agreement to any person without the prior written consent of the Corporate Taxpayer; provided, however, that the right to receive any and all payments payable or that may become payable to a TRA Holder pursuant to this Agreement and, in the case of a transfer to an Affiliate of a TRA Holder, any other rights that may arise under this Agreement, may be assigned to any Person or Persons as long as any such Person has executed and delivered, or, in connection with such assignment, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Corporate Taxpayer, agreeing to be bound by Section 7.13.

(b)                                 The Person designated as the Agent may not be changed without the prior written consent of the Corporate Taxpayer and TRA Holders who would be entitled to receive more than fifty percent (50%) of the aggregate amount of the Early Termination Payments payable to all TRA Holders hereunder if the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any TRA Holder pursuant to this Agreement since the date of such most recent Exchange).

(c)                                  Except as otherwise specifically provided herein, all of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives.  The Corporate Taxpayer shall cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporate Taxpayer, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporate Taxpayer would be required to perform if no such succession had taken place.

Section 7.7                                  Amendments; Waivers.  No provision of this Agreement may be amended unless such amendment is approved in writing by each of the Corporate Taxpayer and by TRA Holders who would be entitled to receive more than fifty percent (50%) of the aggregate amount of the Early Termination Payments payable to all TRA Holders hereunder if the Corporate Taxpayer had exercised its right of early termination on the date of the Reorganization Transactions (excluding, for purposes of this sentence, all payments made to any TRA Holder pursuant to this Agreement since the date of the Reorganization Transactions); provided, however, that no such amendment shall be effective if (i) such amendment would have a disproportionate effect on the payments certain TRA Holders will or may receive under this Agreement unless all such disproportionately affected TRA Holders consent in writing to such amendment or (ii) such amendment would have a disproportionate effect on the payments the Non-Blocker Holders will or may receive under the Non-Blocker Holders TRA unless the Non-Blocker Holders Agents consent in writing to such amendment.  No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

Section 7.8                                    Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.9                                  Resolution of Disputes.

(a)                                 Any and all disputes which are not governed by Section 7.10, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this Section 7.9 and Section 7.10) (each a “Dispute”) shall be governed by this Section 7.9.  The parties hereto shall attempt in good faith to resolve all Disputes by negotiation.  If a Dispute between the parties hereto cannot be resolved in such manner, such Dispute shall be finally settled by arbitration conducted by a single arbitrator in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce. If the parties to the Dispute fail to agree on the selection of an arbitrator within ten (10) calendar days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment. The arbitrator shall be a lawyer admitted to the practice of law in a U.S. state, or a nationally recognized expert in the relevant subject matter, and shall conduct the proceedings in the English language.  Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.  In addition to monetary damages, the arbitrator shall be empowered to award equitable relief, including an injunction and specific performance of any obligation under this Agreement.  The arbitrator is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute.  The award shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues, or accounting presented to the arbitral tribunal.  Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets.

(b)                                 Notwithstanding the provisions of Section 7.9(a), the Corporate Taxpayer may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this Section 7.9(b), the Agent and each TRA Holder (i) expressly consents to the application of Section 7.9(c) to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints the Corporate Taxpayer as agent of such party for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise such party in writing of any such service of process, shall be deemed in every respect effective service of process upon such party in any such action or proceeding.

(c)                                  EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN DELAWARE FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF PARAGRAPH (B) OF THIS SECTION 7.9 OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT.  Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award.  The parties acknowledge that the fora designated by this Section 7.9(c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another.

(d)                                 The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in Section 7.9(c) and such parties agree not to plead or claim the same.

Section 7.10                             Reconciliation.  In the event that the Corporate Taxpayer and the Agent or any TRA Holder (as applicable, the “Disputing Party”) are unable to resolve a disagreement with respect to the calculations required to produce the schedules described in Section 2.3, Section 4.4 and Section 6.2 (but not, for the avoidance doubt, with respect to any legal interpretation with respect to such provisions or schedules) within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to the Expert.  The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless the Corporate Taxpayer and the Disputing Party agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporate Taxpayer or the Disputing Party or other actual or potential conflict of interest.  If the parties are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise.  The Expert shall resolve any matter relating to the Exchange Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Payment Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution.  Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, any portion of such payment that is not under dispute shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporate Taxpayer, subject to adjustment or amendment upon resolution.  The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporate Taxpayer except as provided in the next sentence.  The Corporate Taxpayer and the Disputing Party shall each bear its own costs and expenses of such proceeding, unless (i) the Expert adopts such Disputing Party’s position, in which case the Corporate Taxpayer shall reimburse such Disputing Party for any reasonable out-of-pocket costs and expenses in such proceeding, or (ii) the Expert adopts the Corporate Taxpayer’s position, in which case such Disputing Party shall reimburse the Corporate Taxpayer for any reasonable out-of-pocket costs and expenses in such proceeding.  Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.10 shall be decided by the Expert.  The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.10 shall be binding on the Corporate Taxpayer and its Subsidiaries and the Disputing Party and may be entered and enforced in any court having jurisdiction.

Section 7.11                             Withholding.  The Corporate Taxpayer shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporate Taxpayer is required to deduct and withhold with respect to the making of such payment under the Code or any provision of U.S. federal, state, local or non-U.S. tax law.  To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporate Taxpayer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the relevant TRA Holder.

Section 7.12                           Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets.

(a)                                 If the Corporate Taxpayer becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of U.S. state or local Tax law, then, subject to the application of the Valuation Assumptions upon a Change of Control: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b)                                 If the Corporate Taxpayer (or any other entity that is obligated to make a Tax Benefit Payment or Early Termination Payment hereunder), SES LLC or any of SES LLC’s direct or indirect Subsidiaries that is treated as a partnership or disregarded entity for U.S. federal income tax purposes (but only to the extent such Subsidiaries are not held through any entity treated as a corporation for U.S. federal income tax purposes) (a “Transferor”) transfers one or more Reference Assets to a corporation (or a Person classified as a corporation for U.S. federal income tax purposes) with which the Transferor does not file a consolidated Tax Return pursuant to Section 1501 of the Code, the Transferor, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment (e.g., calculating the gross income of the entity and determining the Realized Tax Benefit of such entity) due hereunder, shall be treated as having disposed of such Reference Assets in a fully taxable transaction on the date of such contribution.  The consideration deemed to be received by the Transferor shall be equal to the fair market value of the transferred Reference Assets, plus, without duplication, (i) the amount of debt to which any such Reference Asset is subject, in the case of a transfer of an encumbered Reference Asset or (ii) the amount of debt allocated to any such Reference Asset, in the case of a contribution of a partnership interest. For purposes of this Section 7.12(b), a transfer of a partnership interest shall be treated as a transfer of the Transferor’s share of each of the assets and liabilities of that partnership.

Section 7.13                           Confidentiality.

(a)                                 The Agent, the TRA Holder and each of the TRA Holder’s assignees acknowledges and agrees that the information of the Corporate Taxpayer is confidential and, except in the course of performing any duties as necessary for the Corporate Taxpayer and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of the Corporate Taxpayer and its Affiliates and successors, concerning SES LLC and its Affiliates and successors or the TRA Holders, learned by the Agent or any TRA Holder heretofore or hereafter.  This Section 7.13 shall not apply to (i) any information that has been made publicly available by the Corporate Taxpayer or any of its Affiliates, becomes public knowledge (except as a result of an act of an Agent or a TRA Holder in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information (A) as may be proper in the course of performing such TRA Holder’s obligations, or monitoring or enforcing such TRA Holder’s rights, under this Agreement, (B) as part of such TRA Holder’s normal reporting, rating or review procedure (including normal credit rating and pricing process), or in connection with such TRA Holder’s or such TRA Holder’s Affiliates’ normal fund raising, marketing, informational or reporting activities, or to such TRA Holder’s (or any of its Affiliates’) Affiliates, auditors, accountants, attorneys or other agents, (C) to any bona fide prospective assignee of such TRA Holder’s rights under this Agreement, or prospective merger or other business combination partner of such TRA Holder, provided that such assignee or merger partner agrees to be bound by the provisions of this Section 7.13, (D) as is required to be disclosed by order of a court of competent jurisdiction, administrative body or governmental body, or by subpoena, summons or legal process, or by law, rule or regulation; provided that any TRA Holder required to make any such disclosure to the extent legally permissible shall provide the Corporate Taxpayer prompt notice of such disclosure, or to regulatory authorities or similar examiners conducting regulatory reviews or examinations (without any such notice to the Corporate Taxpayer), or (E) to the extent necessary for a TRA Holder to prepare and file its Tax Returns, to respond to any inquiries regarding such Tax Returns from any Taxing Authority or to prosecute or defend any Tax Proceeding with respect to such Tax Returns.  Notwithstanding anything to the contrary herein, the Agent (and each employee, representative or other agent of Agent or its assignees, as applicable) and each TRA Holder and each of its assignees (and each employee, representative or other agent of such TRA Holder or its assignees, as applicable) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of the Corporate Taxpayer, SES LLC, the Agent, the TRA Holders and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other Tax analyses) that are provided to the Agent or the TRA Holder relating to such Tax treatment and Tax structure.

(b)                                 If an Agent or an assignee or a TRA Holder or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.13, the Corporate

Taxpayer shall have the right and remedy to have the provisions of this Section 7.13 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporate Taxpayer or any of its Subsidiaries or the TRA Holders and the accounts and funds managed by the Corporate Taxpayer and that money damages alone shall not provide an adequate remedy to such Persons.  Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.14                           No More Favorable Terms.  None of the Corporate Taxpayer or any of its Subsidiaries will enter into any additional agreement providing rights similar to this Agreement or the Non-Blocker Holders TRA if such agreement provides terms that are more favorable to the counterparty under such agreement than those provided to the TRA Holders under this Agreement; provided, however, that the Corporate Taxpayer (or any of its Subsidiaries) may enter into such an agreement if this Agreement is amended to make such more favorable terms available to the TRA Holders.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Corporate Taxpayer, the Agent, and the TRA Holder have duly executed this Agreement as of the date first written above.

CORPORATE TAXPAYER:

SELECT ENERGY SERVICES, INC.

By:	/s/ John D. Schmitz
	Name:	John D. Schmitz
	Title:	Chief Executive Officer

Signature Page 1 to Tax Receivable Agreement

IN WITNESS WHEREOF, the Corporate Taxpayer, the Agent, and the TRA Holder have duly executed this Agreement as of the date first written above.

AGENT:

CRESTVIEW PARTNERS II GP, L.P.

By:	/s/ Ross A. Oliver
	Name:	Ross A. Oliver
	Title:	General Counsel

TRA HOLDER:

CRESTVIEW PARTNERS II SES INVESTMENT B, LLC

By:	/s/ Ross A. Oliver
	Name:	Ross A. Oliver
	Title:	General Counsel

Signature Page 2 to Tax Receivable Agreement